content="text/html; charset=iso-8859-1"> Industrial Services of America, Inc

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EXHIBIT 99.1
PRESS RELEASE

Industrial Services of America, Inc. reports first quarter results

LOUISVILLE, KY (May 20, 2003) -- Industrial Services of America, Inc. (NASDAQ:IDSA), a leading waste management consulting and recycling services company, announced financial results today for the first quarter of 2003. A complete report is available in the Company's Form 10-Q, which is available for review at the Securities and Exchange Commission web site, http://www.sec.gov/edgar/searchedgar/companysearch.html.

Total revenues for the first quarter of 2003 were $25.8 million, compared with total revenues for the first quarter of 2002 of $23.0 million. Net loss for the first quarter of 2003 was $182,623 (11 cents per share), compared with net income of $54,915 (3 cents per share) for the same quarter in 2002.

Pursuant to a resolution of its Board of Directors, the Company acquired approximately 10 acres of commercial industrial property adjacent to its existing facility on Grade Lane in Louisville, Kentucky. This parcel completes a contiguous series of properties owned by ISA, or related parties, comprising approximately 45 acres. This new contiguous block of parcels is located adjacent to the Louisville International Airport with its large and expanding parcel-sorting facility and is bounded on the west by a planned airport access road. It is also adjacent to a major automobile manufacturing facility.

"We are ideally positioned to provide logistical services to our neighbors," said ISA Chairman and Chief Executive Officer Harry Kletter. "We believe that our property is unique in its character and location and will prove invaluable to the growth plans of the transportation-related industries near by."

ISA Chairman and Chief Executive Officer Harry Kletter also addressed continuing strategic planning issues stating "In the current corporate environment, it is becoming increasingly difficult for small public companies to keep up with the continuous flow of new and demanding regulatory requirements from the recently-enacted Sarbanes-Oxley legislation. ISA is continuing to explore all options available to us."

Industrial Services of America, Inc., is a management services company that offers total package waste, scrap and recycling management services to retail and industrial customers nationwide, as well as provides recycling and scrap processing and waste handling equipment sales and service. Additional information is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include varying demand for waste managing systems, equipment and services, competitive pressures in the waste managing systems and equipment, competitive pressures in the waste managing business and fluctuations in the price of recycled materials. Further information on factors that could affect the Company's results is detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Contacts:

Industrial Services of America, Inc., Louisville
Harry Kletter or Alan Schroering, 502/366-3452
Or
Mozaic Investor Relations, Inc.
Terry McWilliams, 502/326-0478

FINANCIAL RESULTS FOLLOW

INDUSTRIAL SERVICES OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2003 AND 2002

	2003	2002

Revenue	$25,841,082	$22,966,963

Cost of goods sold	24,701,260	21,287,569

Selling, general and
administrative expenses	1,380,314	1,513,482

Income (loss) before other expenses	(240,492)	165,912

Other expenses, net	(63,880)	(74,387)

Income (loss) before income taxes	(304,372)	91,525

Provision (benefit) for income taxes	121,749	36,610

Net income (loss)	$ (182,623)	$ 54,915

Basic earnings (loss) per share	$(0.11)	$ 0.03

Diluted earnings (loss) per share	$(0.11)	$ 0.03